AULT GLAZER BODNAR SECURITIES, LLC
1800 Century Park East, Suite 200
Los Angeles, CA 90067
(310) 895-7778

April 18, 2006

PERSONAL AND CONFIDENTIAL

Mr. William B. Horne
Chief Financial Officer
Patient Safety Technologies, Inc.
1800 Century Park East, Suite 200
Los Angeles, CA 90067

Dear Mr. Horne:

This letter agreement (the "Agreement") confirms an agreement under which Ault Glazer Bodnar Securities, LLC, a Delaware limited liability company, and a member NASD/SIPC registered broker-dealer ("AGB") shall serve as the non-exclusive investment banking and financial advisor to Patient Safety Technologies, Inc., a Delaware corporation, and its subsidiaries (collectively, the "Company") in connection with the evaluation of strategic options and Transactions (as hereinafter defined) pursuant to the following terms and conditions of this letter agreement:

1. Investment Banking and Advisory Services. As the investment banker and advisor, AGB and its representatives will: (a) undertake substantial investigations to learn about the Company's business and operations ("due diligence review") in order to conduct an analysis of the Company's strategic options or Transactions; (b) provide counsel to the Company with regard to various measures it might employ with respect to such strategic options or Transactions; (c) assist the Company in formulating objectives and business plans, based on such strategic options or Transactions, which are consistent with the best interests of the Company's shareholders, employees, customers and community; (d) initiate or continue discussions on a confidential basis with representatives of potential transaction partners (the "Transaction Partners"); (e) assist the Company in formulating and structuring the financial terms of a Transaction (as hereinafter defined) and negotiate a definitive agreement with respect thereto; (f) assist the Company in preparing proposals relating to strategic options or Transactions determined by the Company; and (g) such other services as shall be reasonably requested by the Company and agreed to by AGB.

AGB will utilize its industry knowledge and contacts to identify prospective Transaction Partners which satisfy the Company's objectives for this assignment. AGB will initiate on a confidential basis preliminary discussions with and/or solicit preliminary proposals from one or more prospective Transaction Partners to determine their level of interest in pursuing a transaction. AGB will then advise the Company as to the feasibility of completing a transaction in a manner consistent with the Company's objectives.

2. Information To Be Provided by the Company To AGB. The Company agrees that it will make available to AGB all relevant information, whether or not publicly available, which AGB requests,

and will make the Company's management personnel reasonably available to AGB to discuss the operations and prospects of the Company. AGB will treat all non-public information as confidential. The Company acknowledges that AGB will rely upon the accuracy and completeness of all information received from the Company, its officers, directors, accountants and legal counsel.

AGB shall use this confidential information solely for the purpose of rendering services to the Company pursuant to this Agreement and shall not disclose any such confidential information to any party (other than certain officers, employees and agents of AGB providing services pursuant to this Agreement) except with the prior written consent of the Company; provided, however, that the foregoing restriction shall not apply to any information that is publicly available when provided or thereafter becomes publicly available other than through disclosure by AGB (unless such disclosure has been authorized) or that is required to be disclosed by AGB by judicial or administrative process in connection with any action, suit, proceeding or investigation. Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained by AGB from any source other than the Company or its representatives; provided that such source was not, to the actual knowledge of AGB, subject to a confidentiality agreement with the Company. It is understood that the confidentiality provisions of this paragraph shall survive any termination of the authorization provided by this Agreement.

3. Fees. Throughout the term of AGB's engagement by the Company hereunder, the Company agrees to pay AGB, as compensation for all services to be performed by AGB hereunder, the following:

(a) In the event that a Transaction (as defined below) is consummated, the Company agrees to pay AGB a fee (the "Completion Fee") in an amount up to six percent (6.0%) of the aggregate Consideration (as defined below) received by the Company in connection with each Transaction. The parties agree that the amount of the Completion Fee will be duly negotiated by the Company and AGB in good faith, taking into consideration among other things, the type of Transaction and the current market terms relating to fees for each respective Transaction; provided, however, in no case shall the Completion Fee be less than three percent (3%). The Completion Fee shall be due and payable upon the closing of the Transaction.

In the event that the Company and the Transaction Partner execute a definitive agreement and (i) the Transaction Partner fails to carry out the definitive agreement, except as provided in clause (ii) hereof, the Completion Fee provided above will be waived, or (ii) the Transaction is not consummated due to a willful material breach thereof by the Company, the amount of the Completion Fee as set forth above will not be waived but, notwithstanding any such failure to consummate a Transaction, will be immediately due and payable to AGB. In the event that the Company does not execute a definitive agreement with the Transaction Partner, the Company shall not owe AGB a Completion Fee.

For purposes of this Agreement: (a) "Transaction" is defined as (i) an acquisition, merger, consolidation, combination or reorganization, tax-free or otherwise, involving the Company and a Transaction Partner; (ii) any transaction resulting in the direct or indirect transfer or sale to a Transaction Partner, an affiliate thereof, or a newly formed entity of all or substantially all of the assets of, debt of and/or securities issued by the Company or an affiliate thereof, whether through a purchase and assumption transaction or otherwise; (iii) any transaction resulting in the direct or indirect transfer or sale to the Company, an affiliate thereof, or a newly formed entity of all or substantially all of the assets of, debt of and/or securities issued by the Transaction Partner or an affiliate thereof, whether through a purchase and assumption transaction or otherwise; (iv) any capital raising transaction (sale of debt or equity securities of the Company) resulting in cash proceeds to the Company; (b) "Consideration" will be calculated as the sum of the following values paid or to be paid in respect of the Transaction: (i) the

greater of the stated or market value of any cash, cash equivalents, securities or any other form of consideration issued or payable to or received by the shareholders of the Transaction Partner and/or the Company, as applicable; (ii) the greater of the face or market value of any securities or debt of the Transaction Partner or the Company, as applicable, which is purchased, assumed and/or forgiven pursuant to the terms and conditions of a Transaction; (iii) in the event of a capital raise in which the Securities are offered by the Company, the aggregate gross proceeds received by the Company or a Transaction Partner from the sale of such Securities; (iv) the stated amount of any escrow balances, liquidating trusts or similar mechanisms created for the contingent benefit of the Company's shareholders; (v) consideration paid or payable under covenants not to compete, earnouts, and management or consulting arrangements (such terms not to encompass standard employment agreements already in existence) pursuant to the terms and conditions of a Transaction; (vi) the greater of the stated or market value of any special or extraordinary payments paid or payable in contemplation of or in connection with a Transaction; and (vii) the value of all restricted stock and stock options outstanding, which value in the case of the stock options shall be calculated by multiplying all stock options outstanding by the difference between the sale price per share and the stock option exercise price per share. For purposes hereof, the market value of any Consideration constituting marketable securities shall be the greater of the fair market value of such securities at the close of trading on the date of (x) the public announcement of the Transaction or (y) the date the Transaction is consummated in accordance with the terms of the definitive agreement, provided, however, if either such date, as applicable, is not a trading date, then the close of trading on the next open trading date. For purposes hereof, a trading date shall be determined by reference to days on which the New York Stock Exchange ("NYSE") is open for trading whether or not any such marketable securities are listed on the NYSE or such other exchange.

4. Expenses. In addition to any fees that may be payable to AGB hereunder, the Company hereby agrees from time to time upon AGB's written request, to reimburse AGB for all reasonable travel, legal and other out-of-pocket expenses incurred in performing the services hereunder. Such expenses shall be reimbursed to AGB within thirty (30) days of the Company's receipt of a written request therefor.

5. Indemnification and Contribution. The Company agrees to indemnify AGB (including its affiliated entities and its officers, directors, managers, members, agents, employees and controlling persons) to the full extent provided by law against any claims, losses and expenses as incurred (including expenses of investigation and preparation and reasonable fees and disbursements of AGB's and such persons' counsel) arising out of any Transaction or AGB's engagement hereunder. However, such indemnification and contribution shall not apply to any claim, loss or expense which arises from AGB's gross negligence or willful misconduct in performing its services hereunder. If such indemnification were for any reason not to be available with respect to any matter (other than by reason of the provision in the immediately preceding sentence), the Company and AGB agree to contribute to the settlement, loss, liability or expense for which indemnification or reimbursement is not available in such proportion so as to reflect the relative benefits to the Company, on the one hand, and to AGB, on the other hand, the relevant fault of each of the Company and AGB, and any other relevant equitable considerations. It is agreed that the appropriate measure of the relative benefits shall be determined on the basis of the proportion that AGB's fees payable hereunder bear to the Purchase Consideration payable, in each case, in the actual or a proposed Transaction.

The indemnity provided herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any transaction referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934) any party hereto, (iii) any termination or the completion or expiration

of this Agreement or AGB's engagement hereunder, and (iv) whether or not AGB shall, or shall be called upon to, render any formal or informal advice in the course of engagement.

Both AGB and the Company agree that any suit or other action necessary to enforce the obligations of this Agreement shall be instituted in the courts of the State of California, and that the substantially non-prevailing party, its successors or assigns shall pay to the substantially prevailing party, its successors or assigns, any counsels or attorneys' fees incurred as a result of the institution of such suit or action.

6. Term of Agreement. This Agreement shall commence upon the Company's execution hereof and will thereafter remain in effect for twelve (12) full calendar months, and thereafter shall be automatically extended monthly until terminated by either party upon thirty (30) days' written notice to the other party. If within twelve (12) full calendar months from the termination date of this Agreement, the Company and a Transaction Partner identified or contacted by AGB or with whom the Company or its representatives had discussions during the term hereof regarding a possible Transaction enter into a definitive agreement or other binding contractual arrangement relating to terms and conditions of a Transaction, the Company shall pay AGB fees as set forth in Section 3. Moreover, the termination of this Agreement will not relieve the Company of its obligation to reimburse AGB for its expenses as set forth in Section 4 or any amounts the Company is or becomes obligated to pay pursuant to the indemnification and contribution provisions under Section 5 hereof. In the event AGB must file a lawsuit to collect any outstanding fees, out-of-pocket expenses or other expenses due from the Company to AGB hereunder, the Company agrees to pay all reasonable costs and attorneys' fees for such action. Any and all fees, out-of-pocket expenses or other expenses due from the Company to AGB hereunder shall be paid within thirty (30) days after the Company's receipt of an invoice regarding same (in the case of fees payable pursuant to Section 3 hereof, five (5) days from the date on which such fee becomes payable); in the event such payments are not made within such 30-day or 5-day period, as applicable, all overdue amounts outstanding shall accrue interest thereon from the date invoiced or date payable, as applicable, at a rate of one and one-half percent (1 1/2%) per month.

7. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and all prior negotiations, agreements and understandings are merged herein. This Agreement may not be modified or rescinded except pursuant to a written instrument signed by the party against whom enforcement is sought.

8. Severability. If any provisions of this Agreement shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, other than those provisions which have been so determined invalid or unenforceable to any such extent, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

9. Survival. The provisions of Sections 2, 3, 4, 5, and 6 hereof shall survive the delivery of and payment for the Transaction or any termination or cancellation of this Agreement, and shall remain in full force and effect.

10. Advertisement. The Company agrees that AGB may, at its own expense, publish an advertisement announcing any transaction contemplated hereby and AGB's role therein.

11. Governing Law. The laws of the State of California shall govern the validity, performance and enforcement of this Agreement without regard to any conflict of laws principles, and any dispute arising out of or relating to this Agreement must be brought in, and take place in, the State of California,

which shall be a proper forum and which the Company agrees has personal jurisdiction for purposes of enforcement of this Agreement.

12. Scope. The services provided by AGB pursuant to this Agreement include those which are reasonably contemplated hereby but in no event shall AGB have any obligation hereunder to serve as an expert witness or to provide expert witness testimony on behalf of the Company.

13. General. The paragraph headings used in this Agreement are for the purposes of convenience only; they shall not be construed to limit or extend the meaning of any part of this Agreement. Whenever the context of this Agreement requires, a singular form of a word includes the plural and vice versa.

14. Facsimiles. Facsimile copies of this Agreement with signatures of the parties hereto shall be given the same legal effect as an original.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

If the foregoing correctly sets forth our mutual understanding, please indicate the Company's acceptance hereof by signing and returning the original copy of this Agreement to the undersigned.

Sincerely,

AULT GLAZER BODNAR SECURITIES, LLC

By: ______________________

Scott I. Livingston
~~Chief Compliance Officer~~
Chief Operating Officer

Accepted and Agreed to this 18 day of April, 2006:

PATIENT SAFETY TECHNOLOGIES, INC.

By: ______________________

Mr. William B. Horne
Chief Financial Officer